EXHIBIT 99.1

American Realty Investors, Inc. Reports Second Quarter 2005 Results

DALLAS (August 16, 2005) -- American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, announced today that the company reported a net loss of $(3.4) million and net income of $16.7 million, or $(0.33) and $1.64 per share, for the three and six months ended June 30, 2005, compared to net losses of $(10.1) million and $(9.4) million, or $(0.95) and $(0.88) per share, in the same periods in 2004.

Income, sales and related expenses and costs for the three and six months of 2005 resulted in increased income from operations of $19.9 million and $57.8 million, compared to $10.0 million and $27.1 million in the 2004 comparable periods, and included:

  Increases in income from rents to $42.2 million and $82.4 million in 2005, from $39.0 million and $77.3 million in 2004. The increase was primarily attributable to completed apartment construction, offset by reduced commercial occupancy.

  Decreases in property operations expenses to $29.5 million and $57.8 million in 2005, from $30.8 million and $57.9 million in 2004. The decrease was primarily attributable to reduced commercial occupancy and management fees, offset by increases due to completed apartment construction.

  Increases in restaurant sales to $9.4 million and $18.0 million in 2005, from $8.8 million and $17.0 million in 2004. Cost of sales increased to $7.1 million and $13.9 million in 2005, from $6.9 million and $13.1 million in 2004. Gross margins increased to $2.3 million and $4.1 million from $1.9 million and $3.9 million in 2004. The increases were primarily attributable to increases of 2.1% in same-store sales in 2005. Also, two new concepts were not open during the 2004 periods.

  Land sales, cost of sales, and gain on land sales was $12.0 million, $7.1 million and $4.9 million in three months ended June 30, 2005. No land was sold in the second quarter of 2004. Land sales, cost of sales, and gain on land sales was $64.3 million, $35.2 million and $29.1 in the six months ended June 30, 2005, compared to $31.7 million, $22.2 million, and $3.8 million in 2004. The gain on land sales for the six months ended June 30, 2004 included the deferral of $5.7 million of gains on current period sales.

Other income increased to $2.5 million and $4.2 million in 2005, compared to $2.0 million and $3.5 million in 2004. Other income included:

  Interest income of $1.2 million and $2.8 million in 2005, which approximated the $1.6 million and $2.7 million in 2004.

  An improvement in equity in the income (loss) of investees to $152,000 and $212,000 in 2005, compared to $(55,000) and $(201,000) in 2004.

  Gain on foreign currency transaction was $228,000 in the three and six months ended June 30, 2005, compared to $1.2 million in 2004, related to ARI's Polish hotel operations.

Other expenses (excluding property operations expenses and costs of sales for restaurants and land) of $28.1 million and $57.8 million in the three and six months of 2005 approximated the $27.6 million and $58.1 million in 2004, and included:

  An increase in interest expense to $15.4 million and $31.2 million in 2005, from $14.7 million and $30.3 million in 2004. Commercial interest decreased due to reduced mortgage interest rates and land interest decreased due to reduced mortgage balances, offsetting increased apartment interest due to completed construction.

  Depreciation and amortization expense of $5.9 million and $11.7 million in 2005 approximated the $5.9 million and $11.7 million in 2004. An increase in apartment depreciation, due to completed construction, was offset by decreases in commercial and hotel depreciation.

  An increase in general and administrative expenses to $4.9 million and a decrease to $7.7 million in 2005, compared to $4.2 million and $8.9 million in 2004. The changes were primarily due to increased legal fees in 2005 and the timing of state tax accruals in 2004.

  A decrease in advisory, net income and incentive fees, in total, to $2.1 million and an increase to $6.5 million in 2005, compared to $2.3 million and $5.2 million in 2004. Advisory fees of $2.7 million and $5.6 million in 2005 approximated the $2.4 million and $5.2 million in 2004. Net income fees and incentive fees were $(658,000) and $819,000 in 2005, compared to $(79,000) for the three months ended June 30, 2004. There were no net income fees or incentive fees for the six-month period in 2004.

Net income from discontinued operations (non-land properties sold or held-for-sale) decreased to $3.0 million and $13.7 million in 2005, compared to $6.2 million and $19.5 million in 2004, representing 11 properties sold or held-for-sale in 2005 and 27 properties sold in 2004. Included in the net income from discontinued operations were:

  Gains on real estate sales of $4.1 million and $15.1 million in 2004, compared to $6.7 million and $20.6 million in 2004.

  Equity in gains on real estate sales by investees of $113,000 and $896,000 in 2004.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI's web site at www.amrealtytrust.com.

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AMERICAN REALTY INVESTORS, INC.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
	(dollars in thousands, except per share)
Income from rents	$42,247	$38,960	$82,371	$77,339
Operations expense	29,516	30,823	57,842	57,872
Operating income	12,731	8,137	24,529	19,467

Land sales	11,965	0	64,270	31,682
Cost of sales	7,052	0	35,179	22,190
Deferral of gains on current period sales	0	0	0	5,740
Gain on land sales	4,913	0	29,091	3,752

Restaurant sales	9,413	8,823	18,033	16,992
Cost of sales	7,140	6,924	13,894	13,137
Gross margin	2,273	1,899	4,139	3,855

Income from operations	19,917	10,036	57,759	27,074

Interest and other income	2,112	762	3,809	2,450
Equity in income (loss) of investees	152	(55)	212	(201)
Gain on foreign currency transaction	228	1,249	228	1,249
Other expenses	28,129	27,634	57,777	58,143

Net income (loss) from continuing operations	(5,720)	(15,642)	4,231	(27,571)

Loss from discontinued operations	(1,123)	(578)	(1,381)	(1,981)
Gain on sale of real estate	4,125	6,655	15,112	20,589
Equity in investees' gain on sale of real estate	0	113	0	896
Net income from discontinued operations	3,002	6,190	13,731	19,504

Net income (loss)	(2,718)	(9,452)	17,962	(8,067)
Preferred dividend requirement	(649)	(650)	(1,299)	(1,300)

Net income (loss) applicable to Common shares	$ (3,367)	$ (10,102)	$ 16,663	$ (9,367)

Basic earnings per share:
Net income (loss) from continuing operations	$ (0.63)	$ (1.53)	$ 0.29	$ (2.72)
Discontinued operations	0.30	.58	1.35	1.84
Net income (loss) applicable to Common shares	$ (0.33)	$ (0.95)	$ 1.64	$ (0.88)

Diluted earnings per share:
Net income (loss) from continuing operations	$ (0.63)	$ (1.53)	$ 0.32	$ (2.72)
Discontinued operations	0.30	.58	1.04	1.84
Net income (loss) applicable to Common shares	$ (0.33)	$ (0.95)	$ 1.36	$ (0.88)

Weighted average Common shares used to compute earnings per share:
Basic	10,149,000	10,608,932	10,149,000	10,626,799
Diluted	10,149,000	10,608,932	13,161,501	10,626,799

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